Exhibit 10.53

[INTERCONTINENTALEXCHANGE GROUP, INC. LETTERHEAD]

February 10, 2014
Mr. Duncan L. Niederauer
NYSE Euronext
11 Wall Street
New York, New York 10005
Dear Duncan:
We are pleased to offer you this amendment (this “Amendment”) effective as of the date hereof (the “Amendment Effective Date”) to your amended and restated employment agreement dated as of March 26, 2012 (the “Agreement”) by and between you and NYSE Euronext, a Delaware corporation (together with its successors and assigns, including its successor in interest NYSE Euronext Holdings LLC, a Delaware corporation, “NYSE”), which upon countersignature by you shall amend the Agreement on the terms set forth herein and become binding among you, NYSE and IntercontinentalExchange Group, Inc., a Delaware corporation (together with its successors and assigns, “ICE Group”, and together with NYSE, the “Company”).
1.Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
2.Amendments.

a.
The term “Company” as used in the Agreement, as amended hereby, shall mean the “Company” as defined in this Amendment; provided, however, that for purposes of Section 4, the “Company” shall mean ICE Group and its direct and indirect majority-owned subsidiaries.

b.	Section 1 is amended as follows:

i.	Subsection (a) is amended by deleting “As of the date hereof” and replacing it with “As of [insert date of letter]”.

ii.
Subsection (b) is amended and restated to read in its entirety as follows:

    “During the Term, you shall (i) serve as President of ICE Group and Chief Executive Officer of NYSE Group, Inc., a Delaware corporation (together with its successors and assigns, “NYSE Group”); (ii) have all authority, powers, duties and responsibilities customarily and historically exercised by an individual serving in such position at ICE Group or NYSE Group and their respective predecessors, as applicable, or an entity of the size and nature of ICE Group or NYSE Group, as applicable; (iii) be assigned no duties or responsibilities that are materially inconsistent with, or that materially impair, diminish or interfere with your ability to discharge, the foregoing duties and responsibilities; and (iv) report directly to the Chief Executive Officer of ICE Group. During the Term, your principal office, and principal place of employment, shall be at the Company’s principal executive offices in New York City, but you acknowledge and agree that the performance of your duties hereunder may require significant business travel.”

iii.	Subsection (c) is amended by deleting “the Board” and replacing it with “the Chief Executive Officer of ICE Group”.

c.
Section 2 is amended and restated to read in its entirety as follows:

    “The Term commenced as of May 29, 2008, and the Term and your employment hereunder shall end on the earlier of (i) December 31, 2014 or (ii) the date of your termination of employment in accordance with Section 5 of this Agreement.”

d.	Section 3 is amended as follows:

i.
Subsection (a) is amended and restated to read in its entirety as follows:

    “Base Salary. From the Amendment Effective Date, you shall receive a base salary of no less than $1,000,000 per annum (“Base Salary”), payable in accordance with standard payroll practices but no less frequently than monthly. Your Base Salary shall not be decreased during the Term without your prior written consent.”

ii.	Subsection (b) is amended and restated to read in its entirety as follows:
“Annual Bonus. For each of 2013 and 2014, you shall be eligible to receive an annual bonus, which shall be determined by the Compensation Committee (the “Committee”) of the Board of Directors of ICE Group (the “Board”), in its discretion, with a target bonus opportunity of no less than $5,500,000 (the “Target Bonus”). Your annual bonus shall be paid in cash, subject to any valid deferral election by you, no later than March 15 of the calendar year following the year for which it is earned.”

iii.
Subsection (c) is amended and restated to read in its entirety as follows:

    “Long Term Incentive Awards. You shall receive two equity incentive awards, which shall consist of (i) an award of service-based restricted stock units (the “2014 RSUs”) with an aggregate grant date value of $1,000,000 and (ii) an award of performance-based restricted stock units (the “2014 PSUs”) with an aggregate grant date value (at target) of $1,000,000, each to be granted on the date in 2014 that performance-based restricted stock units are granted to the Company’s senior executives generally. The 2014 RSUs and the 2014 PSUs will be granted pursuant to the NYSE Euronext Omnibus Incentive Plan and individual award agreements that are substantially similar to the award agreements applicable to the Company’s senior executives generally, taking into account the provisions of this Agreement; provided that, except as otherwise provided in Section 6 hereof, the 2014 RSUs and the 2014 PSUs shall be scheduled to fully vest on December 31, 2014 (subject to the applicable performance condition, in the case of the 2014 PSUs) and any shares underlying the 2014 RSUs and the 2014 PSUs that vest shall be delivered to you in 2015 but in all events no later than March 15, 2015. The aggregate grant date value of each of the 2014 RSUs and the 2014 PSUs shall be converted into the applicable number of shares of ICE Group common stock by dividing such value by the closing price of a share on the grant date (rounded down to the nearest whole share). In the event of a conflict between this Agreement and the award agreements for the 2014 RSUs or the 2014 PSUs, this Agreement shall govern. For the avoidance of doubt, the 2014 RSUs and the 2014 PSUs shall only be subject to clawback following vesting if and to the extent that the awards granted in 2014 to the Company’s senior executives generally are subject to such clawback.”

iv.
The fourth sentence of subsection (i)(i) is amended by (A) deleting the cross-reference to “Section 6(b)(iii)” therein and replacing it with a cross-reference to “Section 6(a)(iv)” and (B) deleting the cross-reference to “Section 6(b)(vi)”.

v.	Subsection (i)(iii) is amended by adding the following sentence at the end of such subsection:
“Notwithstanding the foregoing, the parties agree that, in making such determinations, the Auditor shall use the methodology and assumptions set forth in Deloitte’s report dated December 26, 2013, as revised to reflect (A) changes in the price of a share of the Company’s common stock, the applicable federal rate and other relevant factors and (B) an updated valuation of the restrictions set forth in Section 4, which valuation shall be completed no later than 20 days after the Termination Date.”

vi.	Subsection 3(j)(i) is amended by adding the following at the end of such subsection:
“To the extent that the reimbursement of any expenses under any provision of this Agreement is subject to Section 409A of the Code (after taking into account all applicable exclusions and exemptions), (A) the amount of such expenses eligible for reimbursement during any one calendar year shall not affect the amount of such expenses eligible for reimbursement in any other calendar year, (B) reimbursement of any such expenses shall be made no later than December 31 of the year next following the calendar year in which such expense is incurred and (C) your right to receive such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.”

e.	Section 5(e) is amended as follows:

vii.
Clause (3) is amended and restated to read in its entirety as follows:

    “a material negative and non-temporary change, diminution or reduction, for any reason including any such change by reason of a Change in Control, in your authority, powers, titles, reporting relationship, responsibilities or duties as President of ICE Group and Chief Executive Officer of NYSE Group as set forth in this Agreement, including, by way of example, requiring a reporting relationship that has the practical effect of materially diminishing your current authority, powers, duties or responsibilities, or assigning you duties that are materially and negatively inconsistent with your positions as President of ICE Group and Chief Executive Officer of NYSE Group, in either case, of a magnitude that changes the fundamental current character of your job as President of ICE Group and Chief Executive Officer of NYSE Group to such an extent as to constitute a de facto demotion; provided, however, that you acknowledge and agree that none of (A) the closing of the transactions contemplated by the Amended and Restated Agreement and Plan of Merger by and among the Company, IntercontinentalExchange, Inc., ICE Group, Braves Merger Sub, Inc. and Baseball Merger Sub, LLC, dated as of March 19, 2013 (nor any organizational changes effectuated in connection therewith), (B) any of the changes to your authority, powers, titles, reporting relationship, responsibilities or duties effectuated since such closing as set forth in Section 1(b), as modified by the Amendment, or (C) any elimination of, or change to, your duties pursuant to Section 6(e) shall be deemed to have given, or to give, rise to a right to terminate your employment hereunder for Good Reason;”

viii.	Clause (4) is amended and restated to read in its entirety as follows: “a change in your reporting so that you cease to report to the Chief Executive Officer of ICE Group;”

ix.	Clause (5) is deleted in its entirety.

x.
The following sentence is added to the end of Section 5(e):

    “For the avoidance of doubt, you acknowledge and agree that the definition of “Good Reason” as modified by the Amendment shall control for purposes of any long term incentive compensation awards outstanding as of the Amendment Effective Date.”

f.	Section 6(a) is amended as follows:

xi.	Clause (iii) is amended and restated in its entirety as follows:
“prompt payment of any bonuses that were earned but not paid or deferred as of the Termination Date (including, for the avoidance of doubt, a full bonus for 2014 if the Termination Date is December 31, 2014), payable on the dates that such amounts would have been paid had your employment continued through the date of such payments;”

xii.	Clause (iv) is amended by renumbering it as clause (vi).

xiii.	A new clause (iv) is added as follows:
“a lump-sum cash payment in the amount of $13,000,000, payable to you in 2015 but in all events no earlier than the six month anniversary of the Termination Date and no later than July 1, 2015;”

xiv.	A new clause (v) is added as follows:
“all health and life insurance benefits will continue through the second anniversary of the Termination Date (the “Continuation Period”) at the same level as such benefits were provided to you immediately prior to the Termination Date; provided, however, that the Company will provide such health care benefits during the Continuation Period in such a manner that complies with applicable law and ensures that such benefits are no more expensive to you in any way than the active employee cost, including but not limited to, through the purchase of individual insurance coverage; provided, further, however, that if you become re-employed with another employer and are eligible to receive health care and/or life insurance benefits under another employer-provided plan, the health care benefits provided hereunder shall be secondary, and the life insurance benefits shall be supplemental, to those provided under such other plan during the Continuation Period; and”

xv.	The following sentence is added at the end of such section:
“For the avoidance of doubt, if the Termination Date is December 31, 2014, then (A) as of the Termination Date, the 2014 RSUs and your other service-based equity awards (including without limitation any such awards that previously were, but no longer are, subject to a performance condition) (such other awards, collectively, the “Other Service-Based Equity Awards”) shall fully vest, and the service condition applicable to the 2014 PSUs shall be deemed fully attained, (B) the 2014 PSUs shall remain subject to the applicable performance condition and (C) the shares underlying the 2014 RSUs and the Other Service-Based Equity Awards and, subject to attainment of the applicable performance condition, the 2014 PSUs shall be issued to you at the time provided under the applicable award agreement; provided that the shares underlying the 2014 RSUs and the 2014 PSUs that vest shall be issued to you in 2015 but in all events no later than March 15, 2015.”

g.	Section 6(b) is amended as follows:

xvi.
Clause (ii) is amended and restated to read in its entirety as follows:

    “a lump-sum payment, in cash, equal to an annual bonus for the calendar year of your termination, determined on the basis of the Committee’s determination of the achievement of the applicable performance metrics for such calendar year (provided that in no event shall the Committee exercise negative discretion with respect to you in excess of that applied to active U.S. senior executives of ICE Group generally) as if you had remained employed until the date annual bonuses are paid by ICE Group, such payment to be made at the time annual bonuses are paid by ICE Group (but in no event later than March 15 of the following calendar year);”

xvii.
Clause (iii) is amended and restated to read in its entirety as follows:

    “your Base Salary shall continue to be paid to you through December 31, 2014 as if your employment had continued through such date, and each installment shall be treated as a separate payment for purposes of Section 409A of the Code;”

xviii.	Clause (iv) is amended and restated to read in its entirety as follows:
“(A) as of the Termination Date, the 2014 RSUs and the Other Service-Based Equity Awards shall fully vest, and the service condition applicable to the 2014 PSUs shall be deemed fully attained, (B) the 2014 PSUs shall remain subject to the applicable performance condition and (C) the shares underlying the 2014 RSUs and the Other Service-Based Equity Awards and, subject to attainment of the applicable performance condition, the 2014 PSUs shall be issued to you at the time provided under the applicable award agreement; provided that the shares underlying the 2014 RSUs and the 2014 PSUs that vest shall be issued to you in 2015 but in all events no later than March 15, 2015.”

xix.	Clauses (v), (vi) and (vii) are deleted in their entirety.

h.	Section 6(c) is amended as follows:

xx.	Clause (iii) is amended and restated to read in its entirety as follows:

“(A) as of the Termination Date, (w) the 2014 RSUs shall fully vest, (x) the Other Service-Based Equity Awards shall vest in accordance with the terms of the applicable award agreement, (y) the service condition applicable to the 2014 PSUs shall be deemed fully attained and (z) the performance condition applicable to the 2014 PSUs shall be deemed attained at target and (B) the shares underlying (x) the Other Service-Based Equity Awards shall be issued to you at the time provided under the applicable award agreement and (y) the 2014 RSUs and the 2014 PSUs that vest shall be issued to you in 2015 but in all events no later than March 15, 2015.”

xxi.	Clauses (iv) and (v) are deleted in their entirety.

i.
Section 6 is amended by adding the following as subsection (e):

    “(e)    Transition Period. Notwithstanding anything herein to the contrary, at any time after the Amendment Effective Date, you and the Company may mutually agree that, during the period (the “Transition Period”) beginning on such date as you and the Company mutually agree and ending on the date on which the Term ends in accordance with clause (i) of Section 2, (i) you shall not (A) be obligated to perform your duties hereunder or (B) take any actions purporting to bind the Company and (ii) the Company shall be entitled to (A) exclude you from its premises and computer system, (B) direct that you refrain from contacting its customers, clients, suppliers, agents, professional advisers or employees in your capacity as President of ICE Group and Chief Executive Officer of NYSE Group and (C) appoint any other person or persons to perform your duties hereunder. Notwithstanding clause (i)(A) of the preceding sentence, at the Company’s reasonable request, you agree to perform such services for the Company as relate to your duties hereunder at mutually agreed times during the Transition Period. For the avoidance of doubt, (x) during the Transition Period, you shall continue to (1) receive your base salary (with each installment deemed to be a separate payment for purposes of Section 409A of the Code) and other compensation and benefits that are payable or provided during your employment hereunder on the terms set forth in this Agreement and (2) be bound by the covenants set forth in Section 4, (y) the last day of the Transition Period shall be the Termination Date for all purposes under this Agreement, including without limitation for purposes of any payments or benefits that become payable to you as of the Termination Date, and (z) for any obligations of the Company or you that, pursuant to the terms of this Agreement, remain in effect for a specified period following the termination of your employment hereunder, such post-termination period shall begin on the day after the last day of the Transition Period.”

j.	Section 7 is amended as follows:

xxii.	The Company’s address is replaced with the following: “IntercontinentalExchange Group, Inc. 2100 RiverEdge Parkway, Suite 500 Atlanta, GA 30328 Attn: Doug Foley”

xxiii.	Your counsel’s name and address is replaced with the following: “Law Offices of Colleen Westbrook 50 Main Street, 10th Floor #1234 White Plains, New York 10606 Attn: Colleen Westbrook”

k.	Appendix A to the Agreement is deleted in its entirety.

l.	Appendix B to the Agreement is deleted in its entirety and replaced with Exhibit A to this Amendment.
3.Assignment. Pursuant to Section 11(b) of the Agreement, effective as of the Amendment Effective Date, NYSE hereby assigns its obligations under the Agreement, as amended by the Amendment, to ICE Group, and you hereby agree to such assignment; provided that for the avoidance of doubt you shall remain entitled to indemnification, advancement of expenses and coverage under any applicable directors’ and officers’ insurance policies (including in the manner set forth in the Agreement) pursuant to all applicable ICE Group and NYSE by-laws, policies and/or insurance policies.
4.Effectiveness. Effective as of the Amendment Effective Date, the Agreement shall be amended on the terms set forth in this Amendment and, except as amended by the terms of this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.
5.Miscellaneous. Sections 3(j), 7 (as amended by Section 2(h) hereof), 8, 9, 10, 11 and 12 of the Agreement shall apply to this Amendment and are incorporated herein by reference as if fully set forth herein.

[Signature page follows]

If this letter agreement meets with your approval, please execute the enclosed copy of this letter and return it to Mr. Doug Foley, SVP, HR & Administration, ICE Group as soon as possible. Signatures delivered by facsimile or e-mail shall be effective for all purposes.
Sincerely,

INTERCONTINENTALEXCHANGE GROUP, INC.

By:	/s/ Johnathan H. Short
Johnathan H. Short
General Counsel and Corporate Secretary

NYSE EURONEXT HOLDINGS LLC

By:	/s/ Scott A. Hill
Scott A. Hill
Special Vice President and Chief Financial Officer

AGREED AND ACCEPTED:

/s/ Duncan L. Niederauer
Duncan L. Niederauer

Exhibit A
Appendix B
AGREEMENT AND GENERAL RELEASE
Agreement and General Release (“Agreement”), by and between Duncan L. Niederauer (“you”), NYSE Euronext (together with its successor in interest NYSE Euronext Holdings LLC, a Delaware corporation, “NYSE”) and IntercontinentalExchange Group, Inc. (“ICE Group”, and together with NYSE, the “Company”) on behalf of their respective past and/or present parent entities, subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, employee benefit plans or funds, and any of their respective past and/or present directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting as agents for the Company or in their individual capacities (collectively, the “Company Entities”).
1.    Concluding Employment. You acknowledge your separation from employment with the Company effective ______________, 20__ (the ‘‘Separation Date”), and that after the Separation Date you shall not be nor shall you represent yourself as being an employee, officer, agent or representative of the Company for any purpose. The Separation Date shall be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company Entities. Following the Separation Date, you shall be paid or provided with all amounts and benefits described under Section 6(a) of the Employment Agreement between you and the Company dated as of May 29, 2008, as amended as of March 26, 2012 and February 10, 2014 (the “Employment Agreement”).
2.    Company Covenants. In exchange for your waiver of claims against the Company Entities, the Company agrees to provide you, at such time and in such manner specified in your Employment Agreement, with those amounts and benefits set forth and described in Section 6(b) of that Agreement that are in addition to those payments and benefits described in Section 6(a) and that are specifically conditioned upon you executing and not revoking this Agreement.
3.    Restrictive Covenants. You hereby agree that the noncompetition and nonsolicitation and other covenants and agreements set forth in Section 4 of the Employment Agreement shall survive in their entirety and you shall continue to be bound thereby in accordance with their terms. In addition, you agree not to make, participate in making, or encourage or facilitate any other person to make, any statements, written or oral, which criticize, disparage, or defame the goodwill or reputation of, or which embarrass or adversely affect the morale of, any of the Company Entities or any of their respective present, former or future directors, officers, executives, employees and/or shareholders. You further agree not to make any negative statements, written or oral, relating to your employment, the termination of your employment, or any aspect of the business of the Company Entities. Nothing in this Agreement shall be construed to prevent you from making truthful statements when required by law, court order, or the like or to the extent reasonably necessary to enforce or defend rights arising under, or preserved by, the Employment Agreement or this Agreement.

4.    Acknowledgement. You acknowledge and agree that the payment(s) and other benefits provided under Section 6(b) of the Employment Agreement: (i) are in full discharge of any and all liabilities and obligations of the Company to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between you and the Company; and (ii) exceed(s) any payment, benefit, or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between you and the Company.
5.    Release. a. In consideration for the severance benefits being provided to you pursuant to paragraph 2 of this Agreement, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), hereby irrevocably and unconditionally forever release and discharge the Company and the Company Entities from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which you ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date on which you sign this Agreement.
b.    Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Company Entities arising out of your employment and/or your separation from that employment, including, but not limited to: (i) any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (the “ADEA”), the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company Entities, subject to the terms and conditions of such plan and applicable law), and the Family and Medical Leave Act; (ii) any claim under the New York State Human Rights Law, the New York City Administrative Code; (iii) any other claim (whether based on federal, state, or local law, statutory or decisional) including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorneys’ fees, costs, disbursements and/or the like. Nothing in this Agreement shall be a waiver or release of claims (A) that may arise after the date on which you sign this Agreement; or (B) that arise from the Company’s obligations under the terms of this Agreement or pursuant to Section 3(g) (D&O Insurance), Section 3(h) (Indemnification), Section 3(i) (Contingent Cutback), Section 3(j) (409A Compliance), Section 6(d) (No Mitigation/No Offset), Section 8 (Resolution of Disputes), and Section 11(b) of the Employment Agreement, (C) that relate to your rights to be indemnified and/or advanced expenses under applicable law or your rights under any applicable directors’ and officers’ or other liability insurance policy or policies or (D) any vested or accrued rights you have pursuant to any plan, program, policy, arrangement of, or any agreement with, any Company Entity. By releasing the claims described in this paragraph 5, you do not waive any claims that cannot be waived as a matter of law, including without limitation any claims filed with the Equal Employment Opportunity Commission, the U.S. Department of Labor or claims under the Age Discrimination in Employment Act that arise after the date of this Agreement.

6.    Waiver of Relief. You acknowledge and agree that by virtue of the foregoing, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in paragraph 5. Therefore you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.
7.    Cooperation. You agree that, subject to your personal and other business commitments, you will reasonably cooperate with the Company and/or the Company Entities and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge; provided that nothing herein shall require you to cooperate if such cooperation is adverse to your legal interests. The Company and/or the Company Entity, as applicable, agrees to reimburse you promptly for any reasonable and necessary expenses you incur in connection with such cooperation, including, but not limited to, reasonable travel, meals and attorneys’ fees and related expenses if you reasonably determine that separate representation of you is warranted. In no event shall any cooperation hereunder or otherwise exceed twenty (20) days per year. You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to provide documents or give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company and/or the Company Entities, unless prohibited by law or regulation, you will give prompt notice of such request to Mr. Doug Foley, SVP, HR & Administration, ICE Group, 2100 RiverEdge Parkway, Suite 500, Atlanta, GA 30328 (or his successor or designee) and will make no disclosure until the Company and/or the Company Entities have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.
8.    Confidentiality. Unless and until any Company Entity publicly discloses a finally and fully executed version of this Agreement, the terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by you or any Company Entity to any person or entity without the prior written consent of the Company, except if required by law, and to your accountants, attorneys and/or immediate family or any prospective employer, provided that, to the maximum extent permitted by applicable law, rule, code or regulation, they agree to maintain the confidentiality of the Agreement. Notwithstanding the foregoing, this provision shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order you to disclose or make accessible any information, (ii) with respect to any litigation, arbitration or mediation involving this Agreement, including enforcement of this Agreement or (iii) in connection with any cooperation or assistance you provided pursuant to paragraph 7 above.
9.    Return of Property. You represent that you have returned (or will return) to the Company all property belonging to the Company and/or the Company Entities, including but not limited to all proprietary and/or Confidential Information and documents in any form belonging to the Company, cell phone, Blackberry, beeper, keys, card access to the building and office floors, Employee Handbook, phone card, rolodex (if provided by the Company and/or the Company Entities), computer user name and password, disks and/or voicemail code.

Notwithstanding the above, the Company will allow you to purchase your Company-issued laptop computer(s) at fair market value, provided that any such computer you purchase is first submitted to the Company for removal of any Confidential Information and you shall be permitted to retain (i) personal papers and other personal materials, including, but not limited to, photographs, personal correspondence, personal diaries, personal calendars and Rolodexes, personal files and personal phone books, (ii) information showing your compensation or relating to reimbursement of expenses and (iii) copies of plans, programs, policies and agreements relating to your employment or termination thereof.
10. Miscellaneous. a. This Agreement is not intended, and shall not be construed, as an admission that any of the Company Entities has, or you have, violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against the other party.
b.    Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.
11.    Assignment. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.
12.    Entire Agreement. You understand that this Agreement constitutes the complete understanding between the Company and you, and supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities, including the Employment Agreement, but not including any equity or long-term incentive agreement or any other agreement between you and the Company entered into after February [__], 2014. No other promises or agreements shall be binding unless in writing and signed by both the Company and you after the Effective Date of this Agreement. Notwithstanding the foregoing, the following provisions of the Employment Agreement shall survive in accordance with their terms: Section 3(g) (D&O Insurance); Section 3(h) (Indemnification); Section 3(i) (Contingent Cutback); Section 3(j) (409A Compliance); Section 4 (Non-Competition and Non‑Solicitation); Section 6(a) (Any Termination); Section 6(b) (Termination without Cause or with Good Reason); Section 6(d) (No Mitigation; No Offset); Section 7 (Notices); Section 8 (Resolution of Disputes); Section 9 (Severability of Provisions), Section 10(b) (Amendments), Section 10(c) (Waivers); Section 11(a) (Binding), Section 11(b) (Assignability); Section 11(c) (Assignment); Section 12(b) (Death); and Section 12(c) (Governing Law).
13.    Voluntary Agreement. You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have had at least 21 days (or 45 days if such longer period is required by ADEA) to consider its terms (but in no event less than the time period set forth in Section 6(b) of the Employment Agreement); (c) are hereby advised by the Company in writing to consult with an attorney of your choosing in connection with this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or had a reasonable opportunity to do so; (e) have had answered to your satisfaction any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.
14.    Acceptance. You may accept this Agreement by signing it and returning it to Mr. Doug Foley, SVP, HR & Administration, ICE Group (or his successor), 2100 RiverEdge Parkway, Suite 500, Atlanta, GA 30328. After executing this Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke it by indicating your desire to do so in writing delivered to Mr. Doug Foley or his successor at the address above by no later than 5:00 p.m. on the seventh (7th) day after the date you sign this Agreement. The effective date of this Agreement shall be the eighth (8th) day after you sign it (the “Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event you do not accept this Agreement as set forth above and in accordance with Section 6(b) of the Employment Agreement, or in the event you revoke this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Company to provide you with severance benefits pursuant to paragraph 2 of this Agreement shall be deemed automatically null and void.
15.    Headings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Agreement and shall not be employed in the construction of the Agreement.

Signature: ____________________________        Date: ___________________

STATE OF ______________)
) ss.:
COUNTY OF ____________)
On this ____ day of __________ 20__, before me personally came ________________to me known and known to me to be the person described and who executed the foregoing Agreement, and s/he duly acknowledged to me that s/he executed the same.

Notary Public

INTERCONTINENTALEXCHANGE GROUP, INC.
BY:	Date:

NYSE EURONEXT HOLDINGS LLC
BY:	Date: